Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

     The unaudited pro forma condensed combined statement of earnings for the period presented was prepared by combining our statement of earnings for the nine months ended April 30, 2004 with Blue Rhino Corporation’s statement of operations for the eight months and twenty days ended April 20, 2004 giving effect to the Blue Rhino LLC contribution as though it had occurred on August 1, 2002. This unaudited pro forma condensed combined statement of earnings does not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the integration of Blue Rhino LLC with the our operations.

     The following unaudited pro forma condensed combined statement of earnings gives effect to the Blue Rhino LLC contribution under the purchase method of accounting. This pro forma statement is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. This unaudited pro forma condensed combined statement of earnings does not purport to represent what our results of operations would actually have been if the Blue Rhino LLC contribution had in fact occurred on such date, nor does it purport to project our results of operations for any future period or as of any date. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation and are subject to final valuation adjustments. We intend to continue our analysis of the net assets of Blue Rhino LLC to determine the final allocation of the total purchase price to the various assets acquired and the liabilities assumed.

     Our unaudited condensed consolidated historical statement of earnings for the nine months ended April 30, 2004, is derived from our unaudited condensed consolidated statement of earnings contained in our Form 10-Q as filed with the SEC on June 14, 2004. The unaudited condensed historical statement of earnings of Blue Rhino Corporation for the eight months and twenty days ended April 20, 2004, is derived from i) the unaudited condensed statements of operations contained in Blue Rhino Corporation’s Form 10-Q as filed with the SEC on March 11, 2004 and ii) from Blue Rhino Corporation’s unaudited condensed statement of operations for the two months and twenty days ended April 20, 2004.

     You should read the financial information in this section together with our historical consolidated financial statements and accompanying notes contained in our prior SEC filings, and Blue Rhino Corporation’s historical consolidated financial statements and accompanying notes contained in its prior SEC filings or in this current report.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS(1)
Nine Months Ended April 30, 2004
(in thousands)

	Ferrellgas	Blue Rhino
	Partners, L.P.	Corporation	Pro Forma		Pro Forma
	Historical (2)	Historical (2)	Adjustments (3)		Combined
Revenues	$1,127,342	$162,143	$—		$1,289,485
Cost of product sold (exclusive of depreciation, shown with amortization below)	680,479	127,056	(5,472	)(4)	802,063

Gross profit	446,863	35,087	5,472		487,422
Operating expense	233,141	23,550	—		256,691
Depreciation and amortization expense	37,130	7,789	14,571	(4)(5)	59,490
General and administrative expense	23,761	1,034	—		24,795
Equipment lease expense	14,272	43	—		14,315
Employee stock ownership plan compensation charge	5,990	—	—		5,990
Loss on disposal of assets and other	4,477	303	—		4,780

Operating income	128,092	2,368	(9,099)		121,361
Interest expense	(52,083)	(1,786)	(10,273	)(6)	(64,142)
Interest income	1,260	22	—		1,282

Earnings before income taxes and minority interest	77,269	604	(19,372)		58,501
Income taxes	17	19	(1,433	)(7)	(1,397)
Minority interest	931	—	(198	)(8)	733

Earnings from continuing operations	$76,321	$585	$(17,741)		$59,165

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings.

FERRELLGAS PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

1.	Presentation. The Blue Rhino LLC contribution was completed on April 21, 2004. This unaudited pro forma condensed combined statement of earnings does not give effect to any restructuring costs, potential cost savings or other operating efficiencies that are expected to result from the Blue Rhino LLC contribution (see also footnote 9). The unaudited pro forma financial data is not necessarily indicative of the operating results that would have occurred had the Blue Rhino LLC contribution been completed at the dates indicated, nor is it necessarily indicative of future operating results. The purchase accounting adjustments made in connection with the development of this unaudited pro forma condensed combined statement of earnings are preliminary and have been made solely for purposes of developing such pro forma financial information.

2.	The columns represent our unaudited condensed historical results of operations, as well as those of Blue Rhino Corporation. Our unaudited condensed income statement data reported on the unaudited pro forma condensed combined statement of earnings for the nine months ended April 30, 2004 was derived from the information included in its Form 10-Q as filed with the SEC on June 14, 2004. The Blue Rhino Corporation unaudited condensed income statement data reported on the unaudited pro forma condensed combined statement of earnings for the eight months and twenty days ended April 20, 2004 was derived from i) Blue Rhino Corporation’s Form 10-Q as filed with the SEC on March 11, 2004 and ii) the information included in Blue Rhino Corporation’s unaudited statement of operations for the two months and 20 days ended April 20, 2004.

3.	We have assumed for purposes of the unaudited pro forma condensed combined statement of earnings, that the following transactions occurred on August 1, 2003:

a.	The Blue Rhino LLC contribution and ancillary transactions:

On April 20, 2004, FCI Trading, an affiliate of Ferrellgas, Inc., our general partner, acquired all of the outstanding common stock of Blue Rhino Corporation in an all-cash merger. Pursuant to an Agreement and Plan of Merger dated February 8, 2004, a subsidiary of FCI Trading merged with and into Blue Rhino Corporation whereby the then current stockholders of Blue Rhino Corporation were granted the right to receive a payment from FCI Trading of $17.00 in cash for each share of Blue Rhino Corporation common stock outstanding on April 20, 2004. FCI Trading thereafter became the sole stockholder of the Blue Rhino Corporation and immediately after the merger, FCI Trading converted Blue Rhino Corporation into a limited liability company, Blue Rhino LLC.

Pursuant to a Contribution Agreement dated February 8, 2004, FCI Trading contributed on April 21, 2004 all of the membership interests in Blue Rhino LLC to Ferrellgas, L.P. through a series of transactions and Ferrellgas, L.P. assumed FCI Trading’s obligation under the Agreement and Plan of Merger to pay the $17.00 per share to the former stockholders of Blue Rhino Corporation together with other specific obligations. In consideration of this contribution, Ferrellgas Partners issued 195,686 common units to FCI Trading. Both we and FCI Trading have agreed to indemnify our general partner in connection with the assumption of any of the obligations described above. Also on April 21, 2004, subsequent to the contribution described above, Blue Rhino LLC merged with and into Ferrellgas, L.P.

In addition to the payment of $17.00 per share to the former stockholders of Blue Rhino Corporation, each vested stock option and warrant that permits its holder to purchase common stock of Blue Rhino Corporation that was outstanding immediately prior to the merger was converted into the right to receive a cash payment from Blue Rhino Corporation equal to the difference between $17.00 per share and the applicable exercise price of the stock option or warrant. Unvested options and warrants not otherwise subject to automatic accelerated vesting upon a change in control vested on a pro rata basis through April 19, 2004, based on their original vesting date. The total payment to the former Blue Rhino Corporation stockholders for all common stock outstanding on April 20, 2004 and for those Blue Rhino Corporation options and warrants then outstanding was approximately $343 million.

The consideration paid and preliminary purchase price allocation based upon estimated fair values for the Blue Rhino LLC contribution are as follows (in thousands):

Pro forma purchase price—
Assumption of obligations under the contribution agreement	$343,414
Common units and general partner interest issued	8,700
Assumption of Blue Rhino LLC’s bank credit facility outstanding balance	43,719
Assumption of other liabilities and acquisition costs	10,351

Total pro forma purchase price	$406,184

Allocation of purchase price—
Net working capital	$21,334
Property, plant and equipment	85,088
Identifiable intangible assets, including customer lists, trademarks, patents, and non-compete agreements	164,100
Goodwill	135,201
Other	461

Total pro forma allocation of purchase price	$406,184

The foregoing pro forma purchase price is based upon the actual amounts paid, fair values of liabilities assumed and estimated remaining transaction-related costs. The preliminary purchase price allocation is based on available information and certain assumptions that management considers reasonable. The pro forma allocation of purchase price will be based upon a final determination of the fair market value of the net assets contributed at closing as determined by valuations and other studies that are not yet complete. The final purchase price allocation may differ from the preliminary allocation.

b.	The purchase of common units by Mr. James E. Ferrell, Chairman, President and Chief Executive Officer of our general partner, with an aggregate value of approximately $1.8 million.

c.	Mr. Billy D. Prim, the Chairman and Chief Executive Officer of Blue Rhino Corporation, entered into an employment agreement dated February 8, 2004, with Ferrell Companies, Inc. and our general partner that became effective upon the closing of the merger of a subsidiary of FCI Trading with and into Blue Rhino Corporation in accordance with the terms of the Agreement and Plan of Merger and that superceded and replaced Mr. Prim’s previous employment agreement with Blue Rhino Corporation. The replacement of Mr. Prim’s current employment agreement cost $2.5 million. Mr. Prim has entered into a real property contribution agreement with us dated February 8, 2004, pursuant to which he contributed to us real property in Yadkin County, North Carolina previously leased to Blue Rhino Corporation in exchange for common units with an aggregate value of $3.15 million.

d.	Each of Mr. Prim and two additional Blue Rhino Corporation stockholders entered into unit purchase agreements with us dated February 8, 2004, pursuant to which they purchased common units with an aggregate value of $31 million.

e.	Contribution of a portion of the membership interests in Blue Rhino LLC valued at approximately $4.0 million by our general partner to us and our operating partnership – At closing, our general partner contributed its membership interests in Blue Rhino LLC to maintain its required 1% general partnership interest in us and its required 1.0101% general partnership interest in our operating partnership.

f.	Issuance of $4.7 million of our common units to FCI Trading Corp. for the contribution to us of its membership interests in Blue Rhino LLC.

4.	The pro forma adjustment to cost of goods sold reflects the change in accounting policy for the purchase of cylinders and associated valves. Blue Rhino Corporation’s accounting policy expensed the cost of upgrading cylinder valves and classified it as cost of goods sold. Blue Rhino Corporation capitalized the cost of purchased cylinders and depreciated cylinders over 25 years. Our accounting policy will result in the capitalization of such valve costs and their depreciation over 2 years. The cost of purchased cylinders will be depreciated over 20 years.

5.	The pro forma adjustment to depreciation and amortization expense for the nine months ended April 30, 2004 (in thousands):

Elimination of historical depreciation and amortization expense of Blue Rhino LLC	$(7,789)
Additional depreciation and amortization expense reflecting the preliminary allocation of purchase price:
Depreciation of amount allocated to property, plant and equipment	5,073
Depreciation of amount allocated to cylinders and associated valves	9,217
Amortization of amount allocated to customer list (10 year life)	7,163
Amortization of amount allocated to noncompete agreements (5 year life)	495
Amortization of amount allocated to other intangible assets (3-6 year life)	412

Pro forma adjustment	$14,571

6.	The pro forma adjustment to interest expense for the nine months ended April 30, 2004 (in thousands):

Elimination of Blue Rhino LLC interest expense	$1,786
Elimination of interest related to repayment of a portion of our operating partnership’s credit facility at the existing average 3.3% interest rate	1,086
Additional interest expense related to—
Issuance by our subsidiaries of our operating partnership of $250 million senior notes net of discount	(12,724)
Amortization of debt issuance costs related to the $250 million senior notes	(421)

Pro forma adjustment	$(10,273)

The elimination of interest expense related to our operating partnership’s credit facility was determined based on:

•	repayment of $44.4 million of existing indebtedness from proceeds of Ferrellgas Partners’ issuance of common units; and

•	an average interest rate of 3.3%.

7.	The pro forma adjustment to the provision for income taxes reflects that we and several of our subsidiaries are not subject to income tax and the contribution of some of the assets of Blue Rhino LLC into a taxable subsidiary of our operating partnership.

8.	The pro forma adjustment to the minority interest in the consolidating results reflects our general partner’s interest in our operating partnership.

9.	The following forecast information has not been included in these unaudited pro forma condensed combined financial statements but is presented as follows to provide additional information about the Blue Rhino LLC contribution.

We believe that:

•	Blue Rhino LLC’s counter-seasonal business activities and anticipated future growth will provide us with the ability to better utilize its seasonal resources;

•	our over 600 retail locations will provide Blue Rhino LLC with a network that complements its existing distributor network;

•	we will achieve cost savings from the elimination of duplicative general and administrative expenses, specifically insurance costs and expenses related to Blue Rhino LLC’s former status as a publicly-held company; and

•	Blue Rhino LLC will achieve savings by our provision of propane procurement, storage and transportation logistics.

We believe that these cost saving opportunities can eliminate approximately $3 million of annual operating expense and $4 million of general and administrative expense from the operations of Blue Rhino LLC based on the fiscal year used in the unaudited pro forma condensed combined statement of earnings.